EXHIBIT 99.1

201 Technology Dr. • Irvine • California • 92618 Tel: 949-450-5400 Fax: 949-450-5300 Email: info@endocare.com Website: www.endocare.com

FOR RELEASE December 15, 2003 at 7:30 AM EST

Investor Contact: Matt Clawson Allen & Caron, Inc. 949/474-4300 matt@allencaron.com www.allencaron.com	Media Contact: Len Hall Allen & Caron, Inc. 949/474-4300 len@allencaron.com	For Additional Information: Craig T. Davenport, CEO William J. Nydam, President Endocare, Inc. 949/450-5400 www.endocare.com

 CRAIG T. DAVENPORT NAMED ENDOCARE CHIEF EXECUTIVE OFFICER

Completes Transition to New Management Team

IRVINE, CA (December 15, 2003) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, today announced that veteran medical device and healthcare executive Craig T. Davenport, 51, has been named Chief Executive Officer of the Company, effective immediately. Davenport has served for more than three decades as an executive in the healthcare industry, and recently as an organizational consultant to Endocare reporting directly to its Board of Directors. He assumes the CEO position vacated by the resignation of Paul Mikus in April 2003.

        Ron Matricaria, Endocare's lead independent Director, who was instrumental in conducting the CEO search process, stated, "We are very pleased and frankly feel fortunate to have been able to attract someone of Craig's experience to Endocare. His industry knowledge, track record of accomplishment and professional management leadership skills make him, in my opinion, a perfect fit for Endocare."

        Davenport has been CEO and Managing Partner of The DW Group, a private healthcare advisory and investment company, from 1993 until the present. During 2002, Davenport was on the Board of Directors and served as interim CEO of Pleasanton, CA-based Sanarus Medical, a company focused on developing unique approaches to the treatment of breast cancer using cryoablation. From 1986 to 1993, he was President and COO of Santa Ana, CA-based Tokos Medical Corporation, a publicly traded medical device manufacturer and provider of perinatal nursing services for women.

        Davenport began his healthcare career at American Hospital Supply Corporation in 1974 and in 1982 he was named President of American Physician Service and Supply. He has served on the boards of numerous medical device companies over the past 20 years. Several of these companies, including Vesica Medical, now part of Boston Scientific, and privately held Deschutes Medical Products, have been focused on the field of urology.

        In accepting the position of CEO, Davenport stated, "I am looking forward to the challenge and opportunity of joining Endocare. I also look forward to combining my talents and experience with those of its President, Bill Nydam, the CFO Kate Greenberg, and the other members of senior management to restore its reputation and provide the leadership to drive the Company to even greater success for its employees and stockholders. Clearly we have an exciting technology that can provide a fundamental change in how physicians and their patients battle prostate and other cancers.

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CRAIG T. DAVENPORT NAMED ENDOCARE CEO
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        "The issues and challenges that the Company faced over the past year have negatively impacted the organization and its reputation in the investment community; however, Endocare's employees have continued to effectively manufacture, sell and service our customers," Davenport continued. "While my principal goal in the near term is to put those issues behind us, it is notable that the Company's operational resilience has been most remarkable in the face of these challenges."

        Thomas Testman, Chairman of Endocare's Audit Committee added, "I have known Craig for more than 20 years and am confident that he brings the leadership and management experience necessary to move the Company forward, to keep the Company in full compliance on an ongoing basis with all of our public company requirements and to regain an accelerated growth rate."

About Endocare
        Endocare, Inc.-www.endocare.com- is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

        Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies; changes in and/or attrition to the Company's senior management; limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company's products; uncertainty of product development and the associated risks related to clinical trials; the Company's ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products; difficulty in managing growth; the Company's limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company's technology; the rapid pace of technological change in the Company's industry; fluctuations in the Company's order levels; uncertainty regarding the timing of filing of the Company's periodic reports; and the Company's successful relisting on Nasdaq. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.

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